UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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CARROLLTON BANCORP
(Name of Registrant as Specified In Its Charter)

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CARROLLTON BANCORP
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2010

TO THE SHAREHOLDERS OF CARROLLTON BANCORP:

The Annual Meeting (the "Annual Meeting") of Shareholders of Carrollton Bancorp, a Maryland corporation (the "Company"), will be held at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on May 11, 2010, at 10:00 a.m., prevailing local time, for the purpose of considering and acting upon:

1.
The election of four directors for three-year terms ending in 2013 and in each case until their respective successors are duly elected and qualified.

2.
The ratification of the appointment of Rowles & Company, LLP as the independent registered public accounting firm to serve for the fiscal year ending December 31, 2010.

3.
The approval of the following advisory (non-binding) proposal:

  RESOLVED: that the shareholders of the Company approve the compensation of the Company's executives as described in the Summary Compensation Table as well as in the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2010 Annual Meeting of Shareholders.

4.
Any other matters that may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 19, 2010, has been fixed by the Board of Directors of the Company as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Your attention is directed to the enclosed Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2009.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. OR CANADA. SHAREHOLDERS ATTENDING THE MEETING MAY REVOKE THEIR PROXIES AND PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED. IT IS IMPORTANT THAT YOUR SHARES BE VOTED.

By Order of the Board of Directors

Allyson Cwiek Secretary
Columbia, Maryland March 26, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2010

The Company's proxy statement for the 2010 Annual Meeting of Shareholders and the Company's Annual Report for the year ended December 31, 2009, are available at http://www.carrolltonbank.com.

CARROLLTON BANCORP
PROXY STATEMENT

CARROLLTON BANCORP
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland 21046

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2010

SOLICITATION, VOTING AND REVOCATION OF PROXIES

   This Proxy Statement (the "Proxy Statement") and the enclosed proxy has been furnished on or about March 27, 2010, to the shareholders of Carrollton Bancorp (the "Company") as of the close of business on March 19, 2010, in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") to be voted at the Annual Meeting of Shareholders to be held on May 11, 2010, at 10:00 a.m., prevailing local time (the "Annual Meeting"), and any adjournments thereof. The Annual Meeting of Shareholders will be held at our principal executive offices which are located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

   The Board of Directors has selected David P. Hessler, Bonnie L. Phipps and Francis X. Ryan to act as proxies with full power of substitution. A proxy may be revoked at any time prior to its exercise by (i) giving written notice of revocation to the Company, (ii) executing and delivering a substitute proxy to the Company, or (iii) attending the Annual Meeting and voting in person. Executed but unmarked proxies will be voted on all business matters as recommended by the Board of Directors.

   Shareholders of the Company are requested to complete, date, and sign the accompanying proxy card and return it promptly to the Company in the enclosed envelope. If a proxy card is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon.

   The Company does not know of any matter to be presented at the Annual Meeting except as described herein. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the proxies granted to them according to their best judgment.

   The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies personally or by telephone or telegraph through its directors, officers, and regular employees. The Company also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

   A separate notice of our intention to use the householding rules promulgated by the Securities and Exchange Commission is included with this mailing and is described below on page 23. Please note that if you own shares of the Company's common stock through a nominee (such as bank or broker), information regarding householding should be forwarded to you by the nominee.

QUORUM REQUIREMENT

   Consistent with state law and the Company's Bylaws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting. Generally, abstentions and broker non-votes will not be counted as votes cast for proposals submitted to the Company's shareholders and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

VOTING PROCEDURES

   A shareholder is entitled to one vote for each share owned. Generally, abstentions and broker non-votes will not be counted as votes cast for proposals submitted to the Company's shareholders and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

   If a quorum is present, the affirmative vote of the holders of a plurality of the votes properly cast for the election of directors at the Annual Meeting is required to elect the four nominees for election for three-year terms expiring in 2013. Abstentions and broker non-votes if any, will not be treated as votes cast and will therefore have no effect on the outcome of the vote.

   Approval of each of the other proposals requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on any proposal.

   Shareholder votes are tabulated by the Company's Registrar and Transfer Agent. Proxies received by the Company, if the proxy card granting such proxy is properly executed and delivered, will be voted in accordance with the voting specifications made on such proxy. Proxies received by the Company on which no voting specification has been made by the shareholder will be voted "for" all items discussed in the Proxy Statement, in the manner stated on the proxy card. Shareholders who execute and deliver proxy cards retain the right to revoke them in the manner described above.

VOTING SECURITIES

   The close of business on March 19, 2010, has been fixed by the Board of Directors as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

   There were 2,569,188 shares of Common Stock, $1.00 par value per share, outstanding as of March 19, 2009, each entitled to one vote.

PROPOSAL 1: ELECTION OF DIRECTORS

   The Board of Directors has set the total number of directors at 12, in accordance with the Company's Charter and Bylaws. The Company's Board of Directors is divided into three classes, as nearly equal as possible. Each year the directors in one class are elected to serve for a term of three years, and until their respective successors are duly elected and qualified. The shareholders will vote at this Annual Meeting for the election of four directors for the three-year term expiring at the Annual Meeting of Shareholders in 2013.

   The directors nominated to be elected to serve for three-year terms expiring at the Annual Meeting of Shareholders in 2013 and until their successors are duly elected and qualified are Messrs. Aumiller, Moore, John Paul Rogers and W. Charles Rogers, III.

   The proxies solicited hereby, unless directed to the contrary, will be voted "FOR" the election as directors of all four nominees listed in the following tables. A plurality of the shares voted at the Annual Meeting at which a quorum is present is sufficient to elect a nominee as a director.

   The Board of Directors unanimously recommends a vote "FOR" the election of each of the nominees named below as directors of the Company.

   In the event that any of the nominees should be unable to serve on the Board of Directors, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their sole discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve. Alternatively, the Board of Directors may elect to reduce the size of the Board of Directors.

   The following material shows, as of December 31, 2009, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years and the year in which each nominee was first elected to the Board of Directors. The material also contains information on those directors whose terms continue beyond the date of the Annual Meeting.

NOMINEES FOR DIRECTOR WITH TERMS THAT EXPIRE IN 2010

ROBERT J. AUMILLER is 61 and has been a director since 2001.

   Mr. Aumiller is an Attorney and Executive Vice President and General Counsel of Mackenzie Commercial Real Estate Services LLC involved in brokerage and real estate development of various commercial real estate projects since 1983. He was admitted to the Maryland State bar in 1973. Mr. Aumiller currently serves on the board of Keswick Multicare Center, Inc. and Goodwill of the Chesapeake, Inc.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his significant experience in the real estate industry, including experience as a real estate developer, and experience with the organization in making the determination that Mr. Aumiller should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.

CHARLES E. MOORE, JR. is 60, is a member of the Audit Committee, the Nominating/Corporate Governance Committee and has been a director since 2001.

   Mr. Moore is currently the co-founder, President and CFO of Caspian International, a drywall production company based in San Pedro Sula, Honduras. Previously, he was the co-founder, President and CFO of TelAtlantic Communications, Inc. a consolidation of rural telephone companies across the United States from 1999 through 2007. Prior to this time, Mr. Moore was a senior financial executive with Verizon Communications. He currently serves on the Board of Trustees of McDaniel College, Westminster, MD and on the Board of Directors of The Anne Arundel Medical Center Foundation., Annapolis, MD. He also serves as President of the Council on Finance and Administration (CFA) of the Baltimore-Washington Annual

Conference of the United Methodist Church in Columbia, MD and as a director of The General Council on Finance and Administration (GCFA) of the United Methodist Church in Nashville, TN. In addition, he is a former director and President of The Independent College Fund of MD, former director of The General German Aged People's Home of Baltimore (aka Edenwald) and Director-Emeritus of the Council for Economic Education of Maryland.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his significant senior management, financial and entrepreneurial experience in making the determination that Mr. Moore should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

JOHN PAUL ROGERS is 74 and has been a director since 1970.

   Mr. Rogers has been Chairman of the Board of the Bank since February 1994. He is a former partner of the law firm of Rogers, Moore and Rogers, counsel of the Bank, from 1970 until 1992. Mr. Rogers was senior title officer of The Security Title Guarantee Corporation of Baltimore from May 1991 until December 1992, having served as President from March 1989 until May 1991, and as Executive Vice President from March 1970 until March 1989. Mr. Rogers has served as Vice President of Moreland Memorial Park Cemetery, Inc. since 1970 and was Vice President and Director of Maryland Mortgage Company until 1992. Mr. Rogers served as a director of Augustus Savings and Loan Association for several years.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his significant experience in the title insurance and mortgage services industry and his long time association with the Bank and Company, in making the determination that Mr. Rogers should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.

W. CHARLES ROGERS, III is 54 and has been a director since 2008.

   Mr. Rogers is a partner in the law firm of Rogers, Moore and Rogers, LLP and counsel to the Bank since 1992. He has been a director of The Security Title Guarantee Corporation of Baltimore since 1983, and was President from 1993 until 2003. Mr. Rogers has been a director of Maryland Mortgage Company since 1983. Also, he has been Corporate Secretary and a director of Moreland Memorial Park Cemetery, Inc. since 1986. Mr. Rogers is a director of the National Aquarium of Baltimore.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his extensive experience in the management of private companies and his long association with the Bank and Company, in making the determination that Mr. Rogers should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.

DIRECTORS CONTINUING IN OFFICE

DIRECTORS WITH TERMS THAT EXPIRE IN 2011

STEVEN K. BREEDEN is 51, is a member of the Nominating/Corporate Governance Committee and has been a director since 1994.

   Mr. Breeden is currently a managing member of Security Development LLC and related real estate and development companies, a position he has held since 1980. Mr. Breeden is a director on the Home Builders Association of Maryland and the Maryland Community Builders Foundation. He is also member of The Columbia Foundation Development Committee. Mr. Breeden has an undergraduate degree from Carnegie Mellon University and a Masters in Finance from Loyola University Maryland.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his extensive knowledge of residential and commercial real estate development in the Baltimore area, in making the determination that Mr. Breeden should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

HAROLD I. HACKERMAN is 58, is a member of the Compensation Committee, the Audit Committee and has been a director since 2002.

   Mr. Hackerman has been President of Ellin & Tucker, a certified public accounting firm, since 2008, Vice President from 1984 to 2008, and has provided audit, accounting and consulting services since 1973. Mr. Hackerman is the financial expert for the Audit Committee. He is a director of the Lexington National Insurance Company.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his expertise in accounting and consulting to closely-held businesses, in making the determination that Mr. Hackerman should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

WILLIAM L. HERMANN is 68, is a member of the Audit Committee, Compensation Committee and has been a director since 2006.

   Mr. Hermann is a retired certified public accountant; and, since 1981, the founder and Chief Executive Officer of William L. Hermann, Inc., a financial management and consulting company. He is a member of the Finance Committee of the General German Aged People's Home of Baltimore and a director of Security Title Guarantee Corporation of Baltimore. Mr. Hermann previously served as director and Chairman of the Audit Committee and Asset Liability Management Committee with Columbia Bancorp.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his 40 plus years of experience in banking, public accounting, and real estate finance, in making the determination that Mr. Hermann should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

HOWARD S. KLEIN is 51, is a member of the Audit Committee and has been a director since 1999.

   Mr. Klein has been Vice President and General Counsel for Klein's ShopRite Markets of Maryland, a family-operated chain of seven full-service supermarkets since 1987. Mr. Klein principally focuses on company personnel matters, risk management practices, treasury, financing and cash management systems, land use and development, governmental matters and public relations. The supermarket company is a member of the Wakefern Food Cooperation, a retail food cooperative with combined sales exceeding $11 billion in 2009. Mr. Klein also serves as the managing member of several related companies which develop, own and operate the family's real property assets. Prior to joining his family-owned businesses, Mr. Klein was a practicing attorney-at-law, specializing in real property, land development and general corporate matters. Mr. Klein is currently a member of the Board of Trustees at the McDonogh School (Owings Mills, Maryland), a director on the Harford Community College Foundation Board (Bel Air, Maryland), a director for the Security Title Guarantee Corporation of Baltimore and a member of the Retail HR Committee for the Wakefern Food Corporation.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his perspectives on servicing and financing closely-held businesses, land use and development, employment practices and the retail sector, in making the determination that Mr. Klein should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

DIRECTORS WITH TERMS THAT EXPIRE IN 2012

ALBERT R. COUNSELMAN is 61 and has been a director since 1985.

   Mr. Counselman was elected Chairman of the Board of the Company in January 2002. He has been an executive officer and Chairman and CEO of RCM&D, one of the 65 largest commercial property/casualty brokers in the U.S., for 38 years. Mr. Counselman holds a BA from University of Notre Dame and the CPCU designation from the American Institute for CPCU. He served as Chairman of St. Agnes HealthCare for five years and as a board member for 25 years. Mr. Counselman is the past Chairman and current board member of the Council of Insurance Agents and Brokers. He is also Vice President and founding director of PAR, Ltd., a public reinsurance company domiciled in Bermuda.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his significant financial and management experience as a CEO, in making the determination that Mr. Counselman should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.

DAVID P. HESSLER is 53, is a member of the Nominating/Corporate Governance Committee, the Compensation Committee and has been a director since 1999.

   Mr. Hessler has been President and CEO of Eastern Sales & Engineering, an electrical contracting and service maintenance firm, since 1987 and was Vice President from 1986 to 1987. Mr. Hessler has been Vice President of Advanced Petroleum Equipment, a distributorship, since its inception in 1998. He has a BSME from University of Virginia and a Masters of Finance from Loyola University Maryland.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his extensive experience in engineering and construction, in making the determination that Mr. Hessler should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

BONNIE L. PHIPPS is 61, is a member of the Audit Committee and has been a director since 2009.

   Ms. Phipps has been President and CEO of St. Agnes Healthcare since December 2005. Prior to that, Ms. Phipps was President and CEO of St. Joseph's Health System in Atlanta, Georgia. She has held various positions in the healthcare field since 1974. She is a CPA and a Fellow in the Healthcare Financial Management Association. Ms. Phipps is currently a member of the Board of Directors of the YMCA of Central Maryland, Leadership Through Athletics, the Center Club and served on the Board of Directors of HomeBanc, Inc. from 2005 to 2008. She is also a member of the Board of Advisors for CareMedic and was named one of the Top 100 Women in Maryland in 2008.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to her significant financial and management experience as a CFO and CEO, in making the determination that Ms. Phipps should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

FRANCIS X. RYAN is 58 and has been a director since 2007.

   Mr. Ryan has served as President of F.X. Ryan & Associates, Ltd. since 1991, a management consulting firm specializing in lean management and operations. Mr. Ryan has been a Director and Chairman of the Audit Committee of Paradigm Holdings, Inc (PDHO) from 2004 to 2009. Mr. Ryan also served as a Director and Chairman of the Audit Committee and on the Compensation Committee of Horne Engineering (HNIN) from 2005 to 2008. He has experience as Audit Committee Chair of St. Agnes Hospital until 2009 and as a member of the Board of Directors of St. Agnes Hospital from 2000 to 2009. Mr. Ryan serves on the Audit Committee of the Archdiocese of Baltimore as well as serving as the President of the Board of Directors of Good Shepherd Center. Mr. Ryan is a Certified Public Accountant and is a member of the AICPA, MACPA, and PICPA societies and lectures on ethics nationally. Mr. Ryan is a retired Colonel in the United States Marine Corps and served on active duty and the reserve component from 1969 until his final retirement in 2005. He is the recipient of three Legions of Merit and the Bronze Star Medal and is a veteran of Operation Iraqi Freedom.

   The Nominating/Corporate Governance Committee considered these qualifications, in addition to his significant experience in the accounting profession and corporate governance including his prior service as a board member of other publicly traded companies and experience with the organization, in making the determination that Mr. Ryan should be a nominee for director of Carrollton Bank (the "Bank"), the principal subsidiary of the Company, and the Company.*

*
Independent Director

FAMILY RELATIONSHIPS

   Mr. John Paul Rogers is the uncle of Mr. W. Charles Rogers, III. Mr. Howard S. Klein is married to the niece of Mr. John Paul Rogers.

CORPORATE GOVERNANCE

BOARD LEADERSHIP

   The Company currently has an independent chairman separate from the CEO. The board believes it is important to maintain flexibility in its board leadership structure and firmly supports having an independent director in a board leadership position at all times. The Company's chairman provides independent leadership of the board. Having an independent chairman enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The chairman also serves as a liaison between the board and senior management. The Company's board has determined that the current structure, an independent chair, separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a board leadership position.

   The Board of Directors, together with the audit, executive, nominating/corporate governance, strategic planning, asset liability, loan and compensation committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.

   In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company's risk.

   At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The chief credit officer, chief lending officer and chief financial officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Altieri, our chief executive officer, and lead management's risk discussions at Board and committee meetings. Outside of formal meetings, the Board, its committees, and individual Board members have regular access to senior executives, including the chief credit officer, chief lending officer and chief financial officer.

DIRECTOR INDEPENDENCE

   On March 25, 2010, the Board of Directors determined, upon a recommendation by the Nominating/Corporate Governance Committee, that, with the exception of Mr. Aumiller, Mr. John Paul Rogers, Mr. W. Charles Rogers, III and Mr. Counselman, all members of the Board are "independent" directors, as that term is defined in the NASDAQ listing standards (the "Listing Standards"). The following directors are not considered independent because each of them, or an entity for which he serves as an officer, director or partner, engages in business transactions with the Company and/or the Bank. Mr..Aumiller is the Executive Vice President for a commercial real estate services company, through which the Company and the Bank contracted for appraisal and management services. Mr. W. Charles Rogers, III is a partner in a law firm that provides legal services to the Company and Bank. Mr. John Paul Rogers is the uncle of W. Charles Rogers, III. Mr. Counselman is President of an insurance brokerage firm through which the Company and the Bank place various insurance policies.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors has an Audit Committee, Nominating/Corporate Governance Committee, Compensation Committee, Executive Committee, Loan Committee, Strategic Plan Committee, Strategic Finance Committee, Facilities Committee, Investment Committee and an Asset/Liability Committee. The Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee are discussed below. The charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are posted on the Company's website at www.carrolltonbank.com under the "About Us" section.

   The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is composed of Messrs. Moore, Chairman, Hackerman, Hermann, Klein and Ms. Phipps. The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the Forms 10-K and 10-Q prior to filing. All members of the Audit Committee are "independent" as defined in the Exchange Act, the Federal Deposit Insurance Act and related regulations (the "FDIA"), and the Listing Standards. Members of the committee also meet all other applicable requirements of the Exchange Act, FDIA, and Listing Standards for financial, accounting or related expertise. The Board of Directors has determined that Mr. Harold I. Hackerman qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. During 2009, ten meetings of the Audit Committee were held. The Audit Committee also approves all insider loans. The Audit Committee may also examine and consider other matters relating to the financial affairs of the Company as it determines appropriate.

   The Compensation Committee is composed of Messrs. Hackerman, Chairman, Hermann, Hessler and Ms. Phipps. All members of the committee are independent directors within the meaning of the Listing Standards, are "non-employee directors" as defined in the Exchange Act and are "outside directors" as defined in Section 162(m) of the Internal Revenue Code. The purpose of the Compensation Committee is to review and approve major compensation and benefit policies of the Company and the Bank. In addition, the Compensation Committee, with input from the CEO, recommends to the Board the compensation to be paid to all directors and officers, Senior Vice President and above, of the Company and Bank. The Compensation Committee also administers the Carrollton Bancorp 2007 Equity Plan (the "2007 Equity Plan") and the Carrollton Bancorp 1998 Long Term Incentive Plan, as amended (the "1998 Plan"). No new grants will be made under the 1998 Plan. During 2009, three meetings of the Compensation Committee were held.

   The compensation committee has not routinely engaged compensation consultants from outside the Company, though the committee has the right under its charter to engage compensation consultants or other outside advisors if it so chooses, subject to ratification by the Board of Directors. The committee may retain, terminate and approve professional fees (subject to board ratification) related to compensation consultants or other advisors as appropriate. In 2009, the Company hired the consulting firm Blanchard Chase to comply with the rules and regulations associated with the Troubled Assets Relief Program.

   The Nominating/Corporate Governance Committee is composed of Messrs. Hessler, Chairman, Breeden, and Moore. Members of the committee are independent directors within the meaning of the Listing Standards. The purposes of the Nominating/Corporate Governance Committee are (a) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for the next annual meeting of shareholders, (b) to recommend to the Board the corporate governance principles applicable to us, (c) to lead the Board in its annual review of its performance, and (d) to recommend to the Board members the chairpersons of each committee. During 2009, there were no meetings of the Nominating/Corporate Governance Committee.

CODE OF ETHICS

   The Company has a Code of Ethics that applies to all of its employees and directors with a specific code applicable to the Chief Executive Officer, Chief Financial Officer, and the Controller. The code of ethics is posted on the Company's website at http://www.carrolltonbank.com. The Company intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the Chief Executive Officer, the Chief Financial Officer, the Controller and persons performing similar functions.

DIRECTOR COMPENSATION

   Directors who are not employees of the Company or Bank receive a monthly retainer fee of $1,000 for Board meetings and an additional $300 for attending each Board meeting. The Chairman of the Company receives a monthly retainer of $1,000 and $300 for attending each board meeting. The Chairman of the Bank receives a monthly retainer of $1,450 and $400 for attending each meeting. Both Chairmen receive between $200 and $350 for each committee meeting attended. Directors do not receive any additional fees for their service as directors of the Company. In addition, each non-employee director serving on the Board of Directors on the date of the Annual Meeting receives, pursuant to the 2007 Equity Plan, a grant of 300 shares of unrestricted stock. The Directors Deferred Compensation Plan (the "Plan") was frozen as of 1990. No new participants have entered the Plan since 1990. No new grants will be made under the 1998 Plan. However, incentive stock options issued under the 1998 Plan will remain outstanding until exercised or until the tenth anniversary of the grant date of such options. Options have a maximum term of ten years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of the grant. Director's options are included in the computation of share dilution.

   The following table sets forth the compensation paid to the Company's directors during the year ended December 31, 2009.

2009

DIRECTORS' COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total

Robert J. Aumiller	$21,500	$1,650	—	—	—	—	$23,150
Steven K. Breeden	24,750	1,650	—	—	—	—	26,400
Albert R. Counselman	18,200	1,650	—	—	—	—	19,850
Harold I. Hackerman	20,450	1,650	—	—	—	—	22,100
William L. Hermann	22,300	1,650	—	—	—	—	23,950
David P. Hessler	20,200	1,650	—	—	—	—	21,850
Howard S. Klein	22,850	1,650	—	—	—	—	24,500
Charles E. Moore, Jr.	23,100	1,650	—	—	—	—	24,750
Bonnie L. Phipps	20,400	1,650	—				22,050
John P. Rogers	27,900	1,650	—	—	—	—	29,550
William C. Rogers, III	20,000	3,300	—	—	—	—	23,300
Francis X. Ryan(5)	17,800	1,650	—	—	—	50,996	70,446
(1)
Please see the description of the directors' fees above.

(2)
Stock was awarded pursuant to the 2007 Equity Plan approved at the May 12, 2009, Annual Meeting.

(3)
There were no new stock options granted in 2009. At December 31, 2009, directors held the unexercised (vested and unvested) options for the following number of shares: Aumiller – 2,100, Breeden – 4,410, Counselman – 1,260, Hackerman – 3,780, Hermann – 630, Hessler – 4,410, Klein – 1,260, Moore – 630, J. Rogers – 3,780, Ryan – 630.

(4)
We report earnings on nonqualified deferred compensation in this table only to the extent such earnings are preferential or "above market."

(5)
Mr. Ryan earned fees of $50,996 for service as interim Chief Financial Officer from October through December and other special projects in 2009.

ATTENDANCE AT BOARD MEETINGS AND ANNUAL MEETINGS

   The Board of Directors of the Company met ten times and the Board of Directors of the Bank met twelve times during the year ended December 31, 2009. The Board of Directors of the Bank meets regularly twelve times each year. No director attended fewer than 75% of the total number of meetings of both Boards and each committee to which they were assigned during the year ended December 31, 2009. The Company expects, but does not require, directors to attend the annual meeting of shareholders. All but one of our directors attended last year's annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

   Shareholders may send communications to the Board by mailing the same addressed to: Board of Directors, Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046. Mail sent to directors at this address is forwarded by the Corporate Secretary.

DIRECTOR NOMINATION PROCESS

   The Nominating/Corporate Governance Committee operates pursuant to a charter adopted by the Board; a copy of which can be found on the Company's website at http://www.carrolltonbank.com. In recommending director nominees, the Nominating/Corporate Governance Committee will consider candidates recommended by the Company's shareholders. Notice of nominees to the Board recommended by shareholders must be timely, delivered in writing to the Secretary of the Company prior to the meeting. To be timely, the notice must be delivered within the time permitted for nomination of directors in Article I, Section VII of the Bylaws of the Company which is not less than 60 days nor more than 90 days prior to the date of the annual meeting. The notice must include:

•
information regarding the shareholder making the nomination, including name, address, and the number of shares of our stock beneficially owned by the shareholder; and

•
the name, age, principal occupation or employment and residence and business address of the person(s) being nominated and such other information regarding each nominee that would be required in a proxy statement filed pursuant to the proxy rules adopted by the Securities and Exchange Commission if the person had been nominated for election by or at the direction of the Board of Directors.

   The Nominating/Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. Whether recommended by a shareholder or chosen independently by the Nominating/Corporate Governance Committee, a candidate will be recommended for nomination based on his or her talents in relation to the talents of the existing Board members and the needs of the Board. It is the goal of the Nominating/Corporate Governance Committee in recommending director nominees to foster relationships among directors that are complimentary and that will make the Board most effective.

   A candidate, whether recommended by a Company shareholder or otherwise, will not be considered for nomination unless he or she (i) is of good character, (ii) is a citizen of the United States, (iii) owns shares of the Company's common stock, the aggregate value of which is not less than $500, as determined in accordance with the Financial Institutions Article of the Annotated Code of Maryland, and (iv) satisfies all other requirements imposed under applicable law. The Committee shall review nominees to ensure that the nominee possesses appropriate skills and characteristics that are complimentary to the then current make-up of the board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Nominating/Corporate Governance or the full board finds to be relevant. It is the practice of the Nominating/Committee to consider these factors when screening and evaluating candidates for nomination to the board of directors. Additionally, the Nominating/Corporate Governance Committee believes that it is important for candidates recommended for nomination to have the ability to attract business to the Company, live or work within the communities in which the Company operates, and possess the skills and expertise necessary to provide leadership to the Company. Certain Board positions, such as Audit Committee membership, may require other special skills or expertise.

   To identify potential nominees for the Board, the Nominating/Corporate Governance Committee first evaluates the current members of the Board willing to continue in service. Current members of the Board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives and in view of our developing needs. If necessary, the Nominating/Corporate Governance Committee then solicits ideas for possible candidates from a number of sources, which can include other Board members, senior management, individuals personally known to members of the Board and research. The Nominating/Corporate Governance Committee may also retain a third party to assist it in identifying potential nominees; however, the committee has not done so in the past.

   The Nominating/Corporate Governance Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board. The Nominating/Corporate Governance Committee periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth, as of February 26, 2010 certain information concerning shares of the Common Stock of the Company beneficially owned by (i) the named executive officers of the Company and the Bank; (ii) all current directors and nominees for directors of the Company and the Bank; and (iii) all directors and executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Executive Officers:
Chief Executive Officer – Bank and Company: Robert A. Altieri	39,698	(2)	1.55%
Senior Vice President – Bank and Company: Michael J. Camiel	2,000	(3)	*
Senior Vice President – Bank and Company: Gary M. Jewell	28,483	(4)	1.11%
Senior Vice President – Bank and Company: William D. Sherman	6,000	(5)	*
Senior Vice President – Bank and Company: Mark A. Semanie	600		*
Senior Vice President – Bank and Company: Lola B. Stokes	105		*
Senior Vice President – Bank and Company: James M. Uveges	2,500	(6)	*
Directors:
Robert J. Aumiller – Bank and Company	12,081	(7)	*
Steven K. Breeden – Bank and Company	35,931	(8)	1.40%
Albert R. Counselman – Bank and Company	70,135	(9)	2.73%
Harold I. Hackerman – Bank and Company	11,071	(10)	*
William L. Hermann – Bank and Company	2,630	(11)	*
David P. Hessler – Bank and Company	12,704	(12)	*
Howard S. Klein – Bank and Company	15,046	(13)	*
Charles E. Moore, Jr. – Bank and Company	40,619	(14)	1.58%
Bonnie L. Phipps – Bank and Company	2,286		*
John Paul Rogers – Bank and Company	141,256	(15)	5.50%
W. Charles Rogers, III – Bank and Company	99,424	(16)	3.87%
Francis X. Ryan – Bank and Company	17,765	(17)	*
All Directors and Executive Officers of the Company as a Group (18 persons)	527,790	(18)	20.54%
*
Less than 1%

(1)
Unless otherwise indicated, the named person has sole voting and investment power with respect to all shares.

(2)
Includes 1,203 shares owned jointly by Mr. Altieri and his wife, 199 shares Mr. Altieri holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act, and 32,050 fully vested options to purchase shares at an exercise price of between $10.94 and $15.41 per share.

(3)
Includes 2,000 fully vested options to purchase shares at an exercise price of $14.50 per share.

(4)
Includes 4,050 shares owned by Mr. Jewell and his wife and 19,800 fully vested options to purchase shares at an exercise price of between $12.67 and $17.16 per share.

(5)
Includes 6,000 fully vested options to purchase shares at an exercise price of between $14.50 and $16.02 per share.

(6)
Mr. Uveges was no longer employed by the Company as of December 31, 2009.

(7)
Includes 9,876 shares owned jointly by Mr. Aumiller and his wife and 2,100 fully vested options to purchase shares at an exercise price of between $14.45 and $16.31 per share.

(8)
Includes 24,204 shares owned jointly by Mr. Breeden and his wife and 4,410 fully vested options to purchase shares at an exercise price of between $9.71 and $16.69 per share.

(9)
Includes 1,260 fully vested options to purchase shares at an exercise price of between $14.45 and $16.31 per share and includes 27,208 shares owned by Mr. Counselman's wife.

(10)
Includes 6,838 shares owned jointly by Mr. Hackerman and his wife, and 3,780 fully vested options to purchase shares at an exercise price of between $12.11 and $16.31 per share.

(11)
Includes 630 fully vested options to purchase shares at an exercise price of $18.03 per share.

(12)
Includes 210 shares owned jointly by Mr. Hessler and his wife and 4,410 fully vested options to purchase shares at an exercise price of between $9.71 and $16.31 per share.

(13)
Includes 2,079 shares Mr. Klein holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act. Also includes 1,260 fully vested options to purchase shares at an exercise price of between $14.45 and $16.31 per share.

(14)
Includes 630 fully vested options to purchase at an exercise price of between $14.45 and $16.31. Includes 18,000 shares owned by Mr. Moore's wife and 6,689 shares of which Mrs. Moore has voting control as a personal representative of an estate.

(15)
Includes 3,780 fully vested options to purchase shares at an exercise price of between $12.11 and $16.31 per share. Also includes 63 shares owned by The Security Title Guarantee Corporation of Baltimore and 9,981 shares owned by Maryland Mortgage Company of which Mr. Rogers is a principal shareholder.

(16)
Includes 63 shares owned by The Security Title Guarantee Corporation of Baltimore of which William C. Rogers, III is a shareholder and Director. Also includes 1,153 shares Mr. Rogers holds as custodian for his children. Includes 13,015 shares owned by the Moreland Memorial Park Bronze Perpetual Care Trust Fund, 47,470 owned by the Moreland Memorial Park Perpetual Care Fund, 9,981 shares owned by Maryland Mortgage Company of which William C. Rogers, III is Vice President and Director and 5,813 shares owned by HEWI Partnership of which Mr. Rogers is an owner/partner. Also includes 9,529 shares of which Mr. Rogers has voting control as a trustee of three trusts.

(17)
Includes 4,140 shares owned by Semper Finance, Inc. of Maryland and 4,703 shares owned by Semper Finance, Inc. of Pennsylvania of which Mr. Ryan is President and principal owner. Also includes 630 fully vested options to purchase shares at an exercise price of $17.25 per share.

(18)
All directors, executive officers and other significant shareholders may be contacted at the Company's corporate offices by addressing correspondence to the appropriate person, care of Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland, 21046.

CERTAIN BENEFICIAL OWNERS

   The table below includes all of the shareholders of the Company known by the Company to beneficially own more than five percent of its Common Stock as of December 31, 2009 unless otherwise indicated.

								Common Stock Beneficially Owned as a Percentage of Outstanding Common Stock
	Common Stock Beneficially Owned	Investment Power			Voting Power
Name and address of Beneficial Owner
		Sole	Shared	None	Sole	Shared	None

John Paul Rogers*	141,256	131,212	10,044		131,212	10,044		5.5%
46 C Queen Anne Way Chester, MD 21619
William C. Rogers, Jr.*	210,372	4,480	205,892		4,480	205,892		8.2%
6 South Calvert Street Baltimore, MD 21202
*
The information furnished is based upon information contained in a respective Schedule 13G filed with the SEC, a copy of which was provided to the Company. With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of February 26, 2010 upon the exercise of stock options, warrants or other purchase rights.

EXECUTIVE OFFICERS

   Certain information regarding significant employees of the Company and Bank other than those previously mentioned is set forth below:

Robert A. Altieri – Mr. Altieri, age 48, has been President and Chief Executive Officer of both the Bank and Company since his appointment in February 2001. Mr. Altieri was previously the Senior Vice President – Lending of the Bank since June 1994, and Vice President – Commercial Lending since September 1991.

Michael J. Camiel – Mr. Camiel, age 56, has been Senior Vice President – Chief Credit Officer since March 2007. He was previously Vice President – Chief Credit Officer from March 2003 to March 2007. Prior to joining the Bank, Mr. Camiel was a Relationship Manager with Maryland Department of Business and Economic Development from June 1999 to March 2003.

Gary M. Jewell – Mr. Jewell, age 63, has been Senior Vice President – Electronic Banking since July 1998. He was previously Senior Vice President and Retail Delivery Group Manager from March 1996 to July 1998. Prior to joining the Bank, Mr. Jewell was Director of Product Management and Point of Sale Services for the MOST EFT network in Reston, Virginia from March 1995 to March 1996.

Deanna L. Lintz – Ms. Lintz, age 41, has been Senior Vice President – Branch Administration since March 2007. She was previously Relationship Manager/Business Banking for M&T Bank from February 2006 to March 2007. Ms. Lintz held a similar position at Provident Bank from September 2004 to February 2006. Prior to September 2004, Ms. Lintz spent 14 years with Bank of America where she held a variety of positions.

Mark A. Semanie – Mr. Semanie, age 46, joined the Company in January 2010 as Senior Vice President and Chief Financial Officer. He was previously a self employed business consultant specializing in the financial services industry and was Executive Vice President and Chief Financial Officer for Bay National Bank from October 2000 through December 2008. Mr. Semanie is a CPA with 14 years experience as a Chief Financial Officer and 11 years working for publicly held institutions.

William D. Sherman – Mr. Sherman, age 58, has been Senior Vice President – Chief Lending Officer since March 2007. He was previously the Team Leader for Commercial Real Estate Lending from April 2003 through March 2007. Prior to working at Carrollton Bank, Mr. Sherman was in Commercial Real Estate Lending with Susquehanna Bank from April 1998 through April 2003.

Lola B. Stokes – Mrs. Stokes, age 52, has been Senior Vice President and Compliance/CRA Director of the Bank since June 2006. She was previously Senior Vice President in charge of Bank Secrecy Act at Provident Bank since January 2005. Prior to that, Mrs. Stokes held the position of Vice President of Compliance at Carrollton Bank from July 2000 to January 2005.

James M. Uveges – Mr. Uveges, age 60, was Senior Vice President and Chief Financial Officer of the Company and Bank from June 2005 to October 2009. He was previously an Interim Executive Consultant from May 2004 to June 2005. Prior to that, Mr. Uveges held the position of Senior Vice President and Chief Financial Officer at Spectera, Inc. from March 1999 to April 2004, Susquehanna Bank from January 1998 to February 1999 and American National Bancorp from 1990 to 1997.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAM

   The Company's executive compensation program is designed to:

•
Align the financial interests of the executive officers with the long-term interests of the Company's shareholders;

•
Attract and retain high performing executive officers to lead the Company to greater levels of profitability; and

•
Motivate and incent executive officers to attain the Company's earnings and performance goals.

   The compensation program for the Company's executive officers has four primary components:

•
base salary;

•
annual incentive awards;

•
long-term equity-based awards; and

•
employee benefits as well as perquisites.

   The Compensation Committee has the authority to obtain the advice and assistance of legal or independent compensation consulting firms as it deems desirable or appropriate. In developing the compensation program for 2009, the Compensation Committee conducted a review of the executive compensation program.

   The Compensation Committee operates pursuant to a charter adopted by the Board, a copy of which can be found on the Company's website at http://www.carrolltonbank.com.

   The philosophy is to pay conservatively competitive base salaries based on company and individual experience, performance, and contributions. Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity based awards, are targeted to be competitive but depend more heavily upon Company performance than does base pay. Total compensation and accountability are intended to increase with position and responsibility.

   The Company recognizes that executives have significant influence on the overall financial results of the Company and aligns the financial interests of the executive officers with the long-term interests of the shareholders by using equity-based awards that increase in value as shareholder value increases and by choosing financial measures and goals for cash incentive compensation that are based on the key measures that drive the financial performance of the Company.

EFFECT OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

   On October 14, 2008, the United States Department of Treasury (the "Treasury Department") announced the Troubled Asset Relief Program Capital Purchase Program (the "Capital Purchase Program" or "CPP") under the Emergency Economic Stabilization Act of 2008 ("EESA"). Pursuant to the Capital Purchase Program, the Treasury Department would make preferred stock investments in participating financial institutions.

   The Company participated in the Capital Purchase Program in 2009 by selling preferred stock and a common stock purchase warrant to the Treasury Department. As a result, the Company became subject to certain executive compensation requirements under EESA, Treasury Department regulations, and the contract pursuant to which the Company sold such preferred stock. Those requirements apply to what the Treasury Department refers to as the Company's Senior Executive Officers ("SEOs"). Presently, these are the same officers who are the Company's Named Executive Officers (as defined herein). Those requirements are:

•
Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks.    EESA prohibits the Company from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

•
Risk Review.    Treasury Department regulations require the Compensation Committee to review SEO incentive compensation arrangements with the Company's senior risk officers to ensure that SEOs are not encouraged to take such risks. The regulations also require the Compensation Committee to meet at least annually with the Company's senior risk officers to discuss and review the relationship between the Company's risk management policies and practices and the SEO incentive compensation arrangements.

•
Clawback.    EESA provided the Company with the right to recover any bonus or incentive compensation paid to an SEO where the payment is later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate. The Company has made certain amendments to the employment agreements of certain SEOs (the "SEO Employment Agreements") to conform to the details of EESA.

•
Golden Parachutes.    The Company contractually agreed to abide by a provision of EESA which limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each SEO has contractually agreed to abide by the limits imposed by EESA for so long as the limit applies to the Company and to him or her. The changes to the SEO Employment Agreements as a result of EESA and Section 280G are discussed below under the heading "Employment Agreements", below.

•
Limit on Tax Deduction.    A provision of EESA and Treasury Department regulations limits our tax deduction for compensation paid to any SEO to $500,000 annually. Each of the Company SEO's annual compensation is less than $500,000. The provision of EESA amended the Internal Revenue Code by adding 162(m)(5). Section 162(m)(5) imposes the $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for the Company. We discuss the effect of this provision in greater detail under the heading, "Tax and Accounting Implications", below.

•
Binding SEO Agreements.    Prior to selling the Company's preferred stock to the Treasury Department, each of the Company's SEOs executed a waiver which voluntarily waived any claim against the United States or the Company for any change in his or her compensation and other benefits to the extent necessary to comply with these EESA requirements. These waivers will remain effective for so long as the Treasury Department owns any of the Company's CPP debt or equity securities. The Company publicly filed a form of these waivers with the SEC as Exhibit 10.2 to our Current Report on Form 8-K on February 17, 2009.

EFFECT OF TREASURY DEPARTMENT GUIDELINES ANNOUNCED FEBRUARY 4, 2009

   On February 4, 2009, the Treasury Department announced executive compensation guidelines (the "Treasury Guidelines"). The Treasury Guidelines contained expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. The Treasury Guidelines generally continued the existing restrictions under EESA and added substantially to them in several areas. Among other things, the Treasury Guidelines contemplated an absolute $500,000 annual compensation limit for senior executives under certain circumstances. The Treasury Guidelines did not define which executives would be subject to this limit, but did clarify that such limit would not apply to CPP participants unless they further participated in an exceptional assistance program or further participated in a generally available capital access program.

   However, the Treasury Guidelines were general in nature and contemplated new rulemaking by Treasury before they become effective. Further, many, but not all of the elements of the Treasury Guidelines were incorporated into ARRA, discussed below.

EFFECT OF THE AMERICA REINVESTMENT AND RECOVERY ACT OF 2009

   On February 17, 2009, the President of the United States signed into law the America Reinvestment and Recovery Act of 2009 ("ARRA"). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. These restrictions apply to us. ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so it continues all the same compensation and governance restrictions and adds substantially to the restrictions in several areas. ARRA implements many, but not all, of the restrictions in the Treasury Guidelines and in several instances goes beyond the Treasury Guidelines. The Company already complied with many of the new requirements of ARRA, and took action to comply with all other new requirements of ARRA promptly after the Treasury Department published the regulations in the form of the June 15, 2009 Interim Final rule described below, as contemplated by ARRA.

SOME KEY FEATURES OF THE NEW EXECUTIVE COMPENSATION RESTRICTIONS IN ARRA ARE DESCRIBED BELOW.

•
ARRA prohibits bonus and similar payments to top employees.    ARRA generally imposes a prohibition on the payment of any "bonus, retention award, or incentive compensation" to SEOs and highly-compensated employees for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to "employment agreements" in effect prior to February 11, 2009. Because the Company received less than $25,000,000 in financial assistance under the CPP, the bonus prohibition only applies to the Company's most highly compensated employee. ARRA does not explain how to identify the most highly-compensated employees and does not define "incentive compensation." The Treasury Guidelines did not contain a similar limit on bonuses. Instead, the Treasury Guidelines imposed a $500,000 annual compensation cap for a company's senior executive officers, but allow the cap to be waived for all companies other than those receiving "exceptional" assistance. We have not received "exceptional assistance." Waiver under the Treasury Guidelines is conditioned on our full disclosure of compensation and allowing shareholders a non-binding "say on pay" vote.

•
Limited amount of restricted stock excluded from bonus prohibition.    "Long-term" restricted stock is excluded from ARRA's bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not "fully vest" until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury Department may specify have been met. The Treasury Guidelines also exempted an unlimited amount of restricted stock from the $500,000 annual compensation cap described above. Neither ARRA nor the Treasury Guidelines explained how to value various items, such as equity compensation, indirect compensation such as benefits and taxes, when assessing this limit.

•
Shareholder "say on pay" vote required.    ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Company's proxy statement. The Treasury Guidelines contain a similar requirement but only for companies receiving "exceptional" assistance. ARRA directs the SEC to adopt regulations within one year to implement "say on pay." We have included a "say on pay" proposal as Proposal 3 in this Proxy Statement.

•
Stricter restrictions on "golden parachute" payments.    EESA generally limited "golden parachute" payments to senior executives to 2.99 times the executives' base compensation. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding. For all companies other than companies receiving "exceptional" assistance, the Treasury Guidelines limited golden parachute payments to one time base compensation and only apply the limit to the senior executive officers.

•
Broader bonus clawback requirements.    EESA required companies participating in the CPP to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers. This extension is consistent with the Treasury Guidelines.

•
Prohibition on compensation plans that "encourage" earnings manipulation.    ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees. The Treasury Guidelines did not contain a similar requirement.

•
Board compensation committee required.    ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans. The Treasury guidelines do not contain a similar requirement.

•
New reporting and certification requirements.    ARRA requires the CEO and CFO of any publicly-traded company participating in the CPP to provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company's annual filings with the SEC (presumably its annual report on Form 10-K or proxy statement). The Treasury Guidelines required reporting and certification as well but did not detail how the reporting and certification were to be accomplished.

•
Policy on luxury expenditures.    ARRA requires each company participating in the CPP to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. This is consistent with the Treasury Guidelines which contained a similar requirement.

•
Treasury review of prior payments.    ARRA directs the Treasury Department to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to "seek to negotiate" with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

   In addition to the above requirements, ARRA adopts and continues two requirements from EESA essentially unchanged:

•
$500,000 annual deduction limit.    Like EESA, ARRA prohibits CPP participants from deducting annual compensation paid to senior executive officers in excess of $500,000. The Treasury Guidelines, in contrast, contained the $500,000 annual compensation cap for senior executives described above (which could be waived by all companies other than those receiving "exceptional" assistance) but did not specifically address the deduction limit.

•
No excessive risks.    Like EESA, ARRA requires the Treasury Department to implement limits on compensation that exclude incentives for senior executive officers of a Company participating in the CPP to take unnecessary and excessive risks that threaten the value of the company for as long as any CPP-related obligation remains outstanding. The Treasury Department implemented this directive under EESA by requiring periodic compensation committee review and certification of the risk characteristics of a company's incentive compensation arrangements, and presumably these same review and certification requirements would apply going forward under ARRA. ARRA requires that the compensation committee perform such a review at least semi-annually.

   ARRA requires both the Treasury Department and the SEC to issue rules to implement these new executive compensation restrictions.

EFFECT OF THE JUNE 15, 2009 INTERIM FINAL RULE

   On June 15, 2009, the Treasury issued regulations in the form of an Interim Final Rule (the "June 15, 2009 Interim Final Rule" or the "Rule") setting forth updated and consolidated standards regarding executive compensation for participants in the Capital Purchase Program. The June 15, 2009 Interim Final Rule clarifies and expands upon certain standards set forth in EESA and ARRA. Under the Rule, in addition to payments made in connection with any termination of employment, any payments made to any SEO or any of the next five most highly compensated employees in connection with any change in control of the CPP participant are prohibited as "golden parachute" payments. Among other things, the Rule also further clarifies the limitations on the payment of bonuses by CPP participants, generally requires such participants to exercise their right to recover any bonus paid which were found to be based on materially inaccurate information, requires a CPP participant to make additional disclosure to Treasury regarding executive compensation and imposes some additional responsibilities on the compensation committees of such participants.

   The Company has implemented, or is in the process of implementing, the requirements of EESA, ARRA and the June 15, 2009 Interim Final Rule. The Compensation Committee has taken, and will continue to take, into account, in connection with the Company's executive compensation program, the limits on executive compensation of ARRA and the June 15, 2009 Interim Final Rule.

BASE SALARY

   The Company believes that competitive base salaries are necessary to attract and retain high performing executive officers. In determining base salaries, the Compensation Committee considers the executive's qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at other financial institutions.

   With respect to the compensation of the Company's Chief Executive Officer ("CEO"), all of the members of the board of directors provide input and recommendations through a formal annual performance review process. The performance review of the Chief Executive Officer is generally based on objective criteria including performance of the Company, accomplishment of strategic objectives, development of management, and other measures of performance. The CEO makes recommendations for all Company senior executives, including the named executive officers, to the committee for their review and approval.

   The Compensation Committee compared the proposed compensation of Mr. Altieri, the Company's Chief Executive Officer, with independent studies published reflecting compensation information of the peer group commercial banking institutions participating in the study and with the compensation of executive officers of banking institutions, based on proxy information covering institutions comparable to the Company in terms of criteria including the nature and quality of operations, or geographic proximity. This group included financial institutions having high returns on assets, capital significantly in excess of that required by current federal regulations, and located within a 100 mile radius of Columbia, Maryland so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions. A similar process was used for determining compensation of other named executive officers.

   There were no salary increases in 2009. The base salary earned in 2009 by each of the Named Executive Officers is set forth in the "Summary Compensation Table."

ANNUAL INCENTIVE PLAN

   All of the Company's Named Executive Officers participate in the Bonus Plan ("BP"). The BP encourages executive officers of the Company to work together as a team to achieve specific annual financial goals. The BP is designed to motivate executive officers of the Company to achieve strategic goals, strengthen links between pay and the performance of the Company and align management's interests more closely with the interests of the shareholders.

   The plan is designed to pay out a cash reward based on pre-established key performance indicators, which also has a minimum net income trigger that must be met before payouts may be made. The key performance indicators are:

•
Growth as measured by gross loans, noninterest bearing accounts, and interest-bearing accounts and repurchase agreements;

•
Pricing/profitability as measured through net interest margin, fee and service charge income;

•
Quality as measured through non-performing assets and net charge offs and

•
Productivity as measured through efficiency ratio.

   Incentives are calculated based on budget and business plan goals as measured by the key performance indicators. For 2009, the budgeted amounts were approved at the December 2008 meeting of the Board of Directors. No payouts were made in 2009 based on the final Company performance for the year ended December 31, 2009.

OTHER BONUSES

   In 2009, Mr. Jewell received $33,438 in performance based payments in accordance with the terms of his employment agreement, and an additional $40,000 payment in consideration of certain amendments made to his employment agreement and his waiver of certain rights with respect to potential changes in his compensation and benefits, both in connection with the Company's participation in the TARP Capital Purchase Program.

EQUITY PLAN

   The 2007 Equity Plan was approved at the Company's Annual Meeting of Shareholders held on May 15, 2007. All of the Company's Named Executive Officers participate in receiving equity awards under the Company's 2007 Equity Plan. The purpose of long-term compensation arrangements is to more closely align the financial interests of the executive officers with the long-term interests of the Company's shareholders. Vesting schedules for equity based awards also encourage officer retention. The 2007 Equity Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock, stock appreciation rights, restricted performance stock, unrestricted company stock and performance unit awards, all of which increase in value as the value of the Common Stock increases. The Compensation Committee recommends, in its discretion, the form and number of equity based awards and the full Board of Directors approves the awards. The 2007 Equity Plan prescribes that all outstanding awards automatically become fully vested on such change in control, all restrictions, if any, with respect to such awards, shall lapse, and all performance criteria, if any, with respect to such awards, shall be deemed to have been met in full. The 2007 Equity Plan provides for automatic annual grants of 300 shares of unrestricted stock of the Company to each non-employee director serving on the Board of Directors on the date of the Annual Meeting of the Shareholders.

1998 PLAN

   No new grants will be made under the 1998 Plan. However, incentive stock options issued under the plan will remain outstanding until exercised or until the tenth anniversary of the grant date of such options.

POTENTIAL POST-EMPLOYMENT PAYMENTS

   The Company has entered into certain SEO Employment Agreements and maintains certain plans that will require it to provide compensation to Named Executive Officers in the event of a termination of employment. Post-employment payments are provided for under the SEO Employment Agreements described in the "Executive Compensation – Employment Agreements" section of this Proxy Statement, the 2007 Equity Plan and the 1998 Plan.

EMPLOYMENT AGREEMENTS

   Upon termination without cause or upon a change in control, Mr. Altieri, Mr. Jewell and Mrs. Stokes will be eligible for specific benefits under their respective SEO Employment Agreements. These benefits are outlined in the "Executive Compensation – Employment Agreements" section of this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION

   The table below represents the lump sum maximum amount each Named Executive Officer would have been eligible to receive under their respective employment agreement upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2009. Benefits payable under the Company's defined benefit/pension plan or 401(K) Plan are not included. Also, the amounts shown in this table do not reflect the limitations imposed on participants in the Capital Purchase Program under EESA, as amended, and the rules promulgated by Treasury thereunder, which will have the effect of reducing or eliminating any severance and change in control payments which the Company may make to the Named Executive Officers for so long as the Company remains subject to such limitations.

Name	Quit/Termination for Cause ($)	Involuntary Termination Not For Cause ($)	Change in Control ($)

Robert A. Altieri	—	$468,000	$769,235
Gary M. Jewell	—	337,551	704,696
Lola B. Stokes	—	138,191	130,859

TAX AND ACCOUNTING IMPLICATIONS

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, to the extent that total compensation exceeds $1 million per covered officer in any taxable year. As discussed above, a provision of EESA and Treasury Department regulations now limit the Company's tax deduction for compensation paid to any SEO to $500,000 annually. The $1 million limitation previously applied only to compensation which was not considered to be performance-based. Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights granted under the 2007 Equity Plan qualifies as performance-based compensation for purposes of Section 162(m) if the grants were made by a committee of "outside directors" as defined under Section 162(m). As discussed above, however, a provision of EESA eliminated the exclusion for performance-based compensation for purposes of Section 162(m) for the Company.

   While we anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m), based on the provisions of EESA, such compensation will nevertheless be taken into account for purposes of the $500,000 limitation. Accordingly, all compensation deemed paid with respect to those stock options should no longer be deductible by us without limitation under Section 162(m) of the Internal Revenue Code. Compensation paid by us in connection with restricted stock, restricted performance stock, unrestricted stock and performance unit awards may be taken into account for purposes of the $500,000 limitation unless the non-employee director or key employee is not subject to Section 162(m) at the time the compensation is taken into account for purposes of Section 162(m).

   During 2009, none of the Company's SEOs received total compensation in excess of $500,000 and accordingly, all compensation paid to the Company's SEOs should be deductible by the Company without limitation under Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

   We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Also, in accordance with the June 15, 2009 Interim Final Rule, the certifications of the Compensation Committee regarding risk analysis of the Company's executive compensation programs will be provided to the Treasury Department and to the Company's primary regulatory agency within one hundred twenty (120) days after completion of the Company's year ended December 31, 2009, as provided in §30.4(Q4) and §30.7(Q7) of the June 15, 2009 Interim Final Rule.

The Compensation Committee
                        Harold I. Hackerman, Chairman
                        William L. Hermann
                        David P. Hessler
                        Bonnie L. Phipps

EXECUTIVE COMPENSATION

   The following table sets forth the compensation earned by or awarded to the Company's Chief Executive Officer, Chief Financial Officer, and the three most highly compensated other executive officers for 2009 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Named Executive Officer and principal position	Year	Salary	Bonus(1)	Changes in Pension Value & Nonqualified Deferred Compensation Earnings(2)	All Other Compensation (3)	Total

Robert A. Altieri	2009	$234,000	$—	$8,309	$22,006	$264,315
President &	2008	234,000	—	7,774	20,252	262,026
Chief Executive Officer	2007	225,000	—	7,278	18,037	250,315
James M. Uveges(4)	2009	163,800	—	—	17,061	180,861
Senior Vice President &	2008	163,800	—	—	20,191	183,991
Chief Financial Officer	2007	157,500	—	—	19,445	176,945
William D. Sherman	2009	142,800	—	1,046	7,579	151,425
Senior Vice President	2008	142,800	—	968	7,252	151,020
	2007	131,865	—	896	7,150	139,911
Gary M. Jewell	2009	133,750	73,438	10,992	10,560	228,740
Senior Vice President	2008	133,750	33,438	10,068	9,982	187,238
	2007	125,000	31,250	9,250	10,797	176,297
Lola B. Stokes	2009	122,200	—	1,325	7,788	131,313
Senior Vice President	2008	122,200	—	1,232	6,947	130,379
	2007	117,500	—	1,149	6,787	124,436
(1)
In 2009, Mr. Jewell received $33,438 in performance based payments in accordance with the terms of his employment agreement, and an additional $40,000 payment in consideration of certain amendments made to his employment agreement and his waiver of certain rights with respect to potential changes in his compensation and benefits, both in connection with the Company's participation in the TARP Capital Purchase Program.

(2)
The pension plan was frozen effective December 31, 2004. No new participants entered the plan after December 2004.

(3)
Amount includes 3% of Named Executive Officer's salary as a safe harbor contribution and 50% of the 401(K) contribution up to 6% of compensation as a matching contribution to the Bank's 401(K) plan, compensation attributed to the portion of the premium paid by the Bank for a group term life insurance policy for coverage in excess of $50,000 and personal use of a Company vehicle. None of the values of individual benefits and perquisites exceeded $25,000.

(4)
Mr. Uveges was no longer employed by the Company effective October 5, 2009. Francis X. Ryan, a director, was appointed as interim chief financial officer and served in that capacity through December 31, 2009. As interim chief financial officer, Mr. Ryan was not an employee of the Company or the Bank and did not receive salary, bonus or other benefits. Mr. Ryan was paid consulting fees in the amount of $41,763 for his services as interim chief financial officer.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

   The following table shows all outstanding equity awards held by Named Executive Officers as of December 31, 2009:

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Robert A. Altieri	3,150	—	$13.452	7/27/2010
	10,500	—	10.943	5/24/2011
	8,400	—	12.667	7/25/2012
	10,000	—	14.500	12/15/2015
James M. Uveges(1)	5,000	—	14.850	1/15/2010
William D. Sherman	3,000	—	16.020	7/22/2014
	3,000	—	14.500	12/15/2015
Gary M. Jewell	3,150	—	13.452	7/27/2010
	1,650	—	12.667	7/25/2012
	5,000	—	16.020	7/22/2014
	5,000	—	14.500	12/15/2015
	5,000	—	17.160	12/31/2016
Lola B. Stokes	—	—	—
(1)
Mr. Uveges' options expired on January 15, 2010 without being executed.

EMPLOYMENT AGREEMENTS

   On February 13, 2009, as part of the CPP, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement – Standard Terms (collectively, the "Purchase Agreement"), with the Treasury Department, pursuant to which the Company issued (i) 9,201 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share ("Series A Preferred Stock"), and (ii) a warrant to purchase 205,379 shares of the Company's common stock, par value $1.00 per share.

   Under the terms of the EESA, in order for the Company to participate in the CPP each SEO of the Company and the Bank signed a waiver which voluntarily waived any claim against the United States or the Company for any changes to his or her compensation or benefits that are required to comply with the regulation issued by the Treasury Department as published in the Federal Register on October 20, 2008. Each SEO Employment Agreement was amended to: (a) incorporate all provisions required for compliance with the executive compensation provisions and regulations of the EESA (the "EESA Executive Compensation Provisions"); and (b) modify such provisions of such SEO Employment Agreements which are inconsistent with or in violation of the EESA Executive Compensation Provisions and the regulations promulgated thereunder, to the extent necessary to comply with the EESA Executive Compensation Provisions and the regulations promulgated thereunder.

   Without limiting the generality of the foregoing, the provisions of Section 6 of each SEO Employment Agreement were modified to provide that anything contained therein to the contrary notwithstanding, the Company or the Bank, as applicable, or any "acquiring institution" (as such term is used in each of the SEO Employment Agreements) would not be required to make any payment or provide any benefit to the SEO which would constitute a "golden parachute payment" in violation of Section 111(b)(2)(C) of EESA and the regulations promulgated thereunder. The amendments to the SEO Employment Agreements will cease to be of any force or effect if and when the Treasury Department ceases to hold an equity or debt position in the Company acquired under the CPP and the Company and the Bank are no longer required to comply with the relevant provisions of the EESA and the regulations promulgated thereunder.

   On August 1, 2007, the Company and the Bank (which for purposes of such employment agreement are referred to as the "Bank") entered into an employment agreement with Robert A. Altieri, President and Chief Executive Officer. The term of the agreement began on August 1, 2007 and is effective for three years. As part of the agreement, the Bank will pay Mr. Altieri a minimum annual base salary of $234,000. At the end of each calendar year, Mr. Altieri may receive a cash bonus not to exceed 40% of his base salary. The amount of the bonus will be determined by the Compensation Committee based on defined goals and objectives established by the foresaid committee and the Board of Directors. In addition, Mr. Altieri is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and is entitled to a Bank-owned car. In the event that the Bank terminates Mr. Altieri without cause, he will be entitled to receive his then current monthly salary for up to twenty-four months. In the case of termination as a result of any sale of the Bank, Mr. Altieri will receive a severance package to include: (i) three years of his current base salary; (ii) continuation for a period of eighteen months of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale and for a period of six months thereafter, said insurance, if available at the same cost, will be provided to Mr. Altieri and, if not available at the same cost, the Bank shall pay monthly an amount of money equal to the monthly premium paid by the Bank for the insurance in the eighteen month after Mr. Altieri's termination; and (iii) at Mr. Altieri's option, he can purchase the Bank-owned car assigned to him at no cost to him except for transfer costs. Additional provisions include a non-compete clause which for two years following the termination of Mr. Altieri's employment without cause, prohibits Mr. Altieri from soliciting customers of the Bank and within an area of thirty-five miles from the Bank's then main office, Mr. Altieri will not accept employment with a bank, thrift or credit union as a President, senior officer or in a managerial capacity. Mr. Altieri is also required to develop a plan of succession.

   On June 13, 2007, the Bank entered into an employment agreement with Gary M. Jewell, Senior Vice President, Electronic Banking. The term of the agreement began on June 8, 2007 and is effective for three years. As part of the agreement, the Bank will pay Mr. Jewell a minimum annual base salary of $133,750. At the end of each calendar year, Mr. Jewell shall receive a cash bonus of 25% of his base salary provided the annual Point of Sale revenue received by the Bank during the calendar year exceeds One Million Dollars ($1,000,000). In addition, Mr. Jewell is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and is entitled to a Bank-owned car. In the event that the Bank terminates Mr. Jewell without cause, he will be entitled to receive his then current monthly salary for up to twenty-four months and at the expiration of said twenty-four months, he shall receive for the next six consecutive months, 65% of the monthly salary being received at the time of his termination. In the case of termination as a result of any sale of the Bank, Mr. Jewell will receive a severance package to include: (i) three years of his current base salary (ii) continuation of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale. After the three year term, Mr. Jewell is entitled for an additional three years to receive 65% of his base salary received at the time of sale and medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale. Additional provisions include a non-compete clause which for one year following the termination of employment, prohibits Mr. Jewell from soliciting, servicing, or assisting in Point of Sale transactions originated by any company whose Point of Sale transactions were being handled by the Bank at the time his employment terminated. Mr. Jewell is also required to train other persons designated by the Bank in all aspects of electronic banking.

   On October 16, 2007, the Bank entered into an employment agreement with Lola B. Stokes, Senior Vice President and Compliance Officer. The term of the agreement began on June 1, 2007 and is effective for two years with successive one year renewals. As part of the agreement, the Bank will pay Ms. Stokes a minimum annual base salary of $122,200. At the end of each calendar year, Ms. Stokes may receive a cash bonus not to exceed 10% of her base salary. The amount of the bonus will be determined by the Compensation Committee based on defined goals and objectives established by the foresaid committee and the Board of Directors. In addition, Ms. Stokes is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers. In the event that the Bank terminates Ms. Stokes without cause, she will be entitled to receive her then current monthly salary for up to twelve months. In the case of termination as a result of any sale of the Bank, Ms. Stokes will receive a severance package to include: (i) one year of her current base salary (ii) continuation for a period of one year of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale. Additional provisions include a non-compete clause which for one year following the termination of employment without cause, prohibits Ms. Stokes from soliciting customers of the Bank. Ms. Stokes is also required to develop a plan of succession.

   On November 8, 2007, the Bank entered into an employment agreement with James M. Uveges, Senior Vice President and Chief Financial Officer. The term of the agreement began on November 8, 2007 and is effective for two years. As part of the agreement, the Bank will pay Mr. Uveges a minimum annual base salary of $163,800. At the end of each calendar year, Mr. Uveges may receive a cash bonus not to exceed 25% of his base salary. The amount of the bonus will be determined by the Compensation Committee based on defined goals and objectives established by the Compensation Committee and the Board of Directors. In addition, Mr. Uveges is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and is entitled to a Bank-owned car. In the event that the Bank terminates Mr. Uveges without cause, he will be entitled to receive his then current monthly salary for up to twelve months. In the case of termination as a result of any sale of the Bank, Mr. Uveges will receive a severance package to include: (i) eighteen months of his current base salary (ii) continuation for a period of eighteen months of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale (iii) at Mr. Uveges' option, he can purchase the Bank-owned car assigned to him at no cost to him except for transfer costs. Additional provisions include a non-compete clause which for eighteen months following the termination of employment without cause, prohibits Mr. Uveges from soliciting customers of the Bank. Mr. Uveges is also required to develop a plan of succession. Mr. Uveges resigned as an employee of the Company on October 5, 2009. Mr. Uveges received no payments under this agreement upon his resignation.

   Mark A. Semanie – Carrollton Bancorp has agreed to employ Mr. Semanie on an at will basis at an annual rate of pay of $180,000 as of January 4, 2010. Mr. Semanie is also eligible for incentive bonuses at the discretion of the Compensation Committee of the Board of Directors, and is entitled to all benefits available to full time employees of Carrollton Bancorp. Mr. Semanie is not a party to a written agreement with Carrollton Bancorp.

   The employment agreements with Messrs. Altieri, Jewell, and Uveges and Ms. Stokes are the SEO Employment Agreements referred to above under the caption Effect of Emergency Stabilization Act of 2008 and each such SEO Employment Agreement has been amended as described above.

   The Company has a contributory thrift plan ("Thrift Plan") qualifying under Section 401(k) of the Internal Revenue Code. Employees with three months of service are eligible for participation in the Thrift Plan. After the participant has been employed at the Company for one year, the Company contributes 3% of the employee's salary to the Thrift Plan for the employee's benefit. Also, the Company matches 50% of the employee's 401(k) contribution up to 6% of the employee's compensation. All Named Executive Officers participated in the Thrift Plan in 2009 and received matching funds. Such amounts attributable to each Named Executive Officer are included in all other compensation.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

   During the past year the Company, through the Bank, has had banking transactions in the ordinary course of its business with: (i) its directors and nominees for directors; (ii) its executive officers; (iii) its 5% or greater shareholders; (iv) members of the immediate family of its directors, nominees for directors or executive officers and 5% shareholders; and (v) the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Company, through the Bank, to these persons have not had and do not currently involve more than the normal risk of collectibility or present other unfavorable features. Outstanding loans exist to Robert J. Aumiller, David P. Hessler, Charles E. Moore, Jr., John Paul Rogers and William C. Rogers, III and their related companies which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not considered insiders, and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2009, the balance of loans outstanding to directors, executive officers, owners of 5% or more of the outstanding Common Stock, and their associates, including loans guaranteed by such persons, aggregated $ 2,904,608 which represented approximately 8.25% of the Company's equity capital accounts.

   William C. Rogers, III, a director of both the Company and the Bank, is a partner of the law firm of Rogers, Moore and Rogers, which performs legal services for the Company, the Bank, and Bank subsidiaries (Carrollton Financial Services, Inc., Carrollton Mortgage Services, Inc., and Carrollton Community Development Corporation). Management believes that the terms of these transactions, which totaled approximately $299,644 in 2009, were at least as favorable to the Company as could have been obtained elsewhere.

   Albert R. Counselman, a director of both the Company and the Bank, is President and Chief Executive Officer of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage firm through which the Company, the Bank, and Bank subsidiaries place various insurance policies. The Company and the Bank paid total premiums for insurance policies placed by Riggs, Counselman, Michaels & Downes, Inc. in 2009 of approximately $229,020. Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere.

   Robert J. Aumiller, a director of both the Company and the Bank, is Executive Vice President of MacKenzie Real Estate Services, a brokerage and real estate development firm, through which the Company and the Bank paid approximately $3,639 in 2009 for appraisal, construction, brokerage and property management services provided by MacKenzie Commercial Real Estate Services. Management believes these terms were as favorable as could have been obtained elsewhere.

   We use the following guidelines to determine the impact of a credit relationship on a director's independence. We consider extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, we do not consider normal, arm's-length credit relationships entered into in the ordinary course of business to negate a director's independence.

   Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Company with other persons not related to the lender. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The Audit Committee must review and approve any credit to a director or his or her related interests and submit such transaction to the full Board of Directors for approval.

   In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, is greater than 2% of such director's company's consolidated gross revenues.

AUDIT COMMITTEE REPORT

   The Audit Committee has adopted a written charter which was included as part of the definitive proxy statement delivered to shareholders with respect to the 2004 Annual Meeting and a copy of which, can be found on the Company's website at http://www.carrolltonbank.com. The members of the Audit Committee are "independent" as such term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. listing standards and applicable SEC rules. The Audit Committee has (1) reviewed and discussed the Company's audited financial statements with management and representatives of Rowles & Company, LLP, the Company's independent registered public accounting firm; (2) discussed with Rowles & Company, LLP all matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees); and (3) reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from the Company's independent registered public accounting firm, and has discussed the Company's independent registered public accounting firm's independence with them. The Audit Committee has reviewed the fees of the Independent Registered Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Company's independent registered accounting firm.

   Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

    Audit Committee:
    Charles E. Moore, Jr., Chairman
    Harold I. Hackerman
    William L. Hermann
    Howard S. Klein
    Bonnie L. Phipps

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Common Stock of the Company are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and pursuant to applicable rules, the Company is required to report in its proxy statement any failure to file by these dates. Based on the Company's review of copies of such reports that such persons have filed with the SEC, the Company believes that all required reports of its directors and executive officers have been timely filed with the SEC during 2009.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   The Board of Directors has ratified and affirmed the Audit Committee's appointment of the accounting firm of Rowles & Company, LLP, to serve as independent registered public accounting firm for the Company for 2010 subject to ratification by the shareholders of the Company. Rowles & Company, LLP has served as independent auditors for the Company since 1955. No qualified opinions have been issued during such engagement. A representative of Rowles & Company, LLP will be present at the 2010 Annual Meeting of Shareholders and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

AUDIT FEES AND SERVICES

	2009	2008

Audit Fees	$70,794	$79,215
Audit – Related Fees	11,445	10,375
Tax Fees	11,812	10,904
All Other Fees	—	—

Total	$94,051	$100,494

   Audit services of Rowles & Company, LLP for 2009 and 2008 consisted of professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K and the review of the consolidated financial statements included in the Company's Quarterly Reports on Forms 10-Q. "Audit-Related Fees" incurred in 2009 and 2008 include charges related to the Company's defined benefit plan audit and the Company's 401(K) plan audit. "Tax Fees" in 2009 and 2008 represent income tax return preparation and advice.

   The Audit Committee's policy is to pre-approve all audit and permitted non-audit services other than de minimis non-audit services as defined in Section 10A(i)(1) of the Exchange Act, which will be approved prior to the completion of the independent auditor's report. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Rowles & Company, LLP. All other fees in 2009 represented consulting on compliance with Sarbanes-Oxley Act of 2002, the accounting treatment of certain activities, and advice related to staffing of the internal audit department.

   A majority of the votes cast at the annual meeting is required for approval of the ratification of the appointment of Rowles & Company, LLP as the Company's independent registered public accounting firm for 2010 as set forth in this Proposal 2. Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 2.

   The Board of Directors unanimously recommends a vote "FOR" ratification of Rowles & Company, LLP, as the Company's independent registered public accounting firm for 2010.

 PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

   As a participant in the Capital Purchase Program, we are required to seek shareholder approval of the following non-binding resolution:

   RESOLVED, that the shareholders of the Company approve the compensation of the Company's executives as described in the Summary Compensation Table as well as in the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2010 Annual Meeting of Shareholders.

   We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described above, commonly known as a "say on pay" proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation the Company pays to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

   The Company encourages you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it. Generally, in this Proxy Statement we disclose information for our 5 most highly-compensated officers for the past 3 years. Therefore, most of our tabular disclosure is backwards-looking. When possible, the Company has discussed our plans for changes to compensation practices for the current year and beyond. Importantly, recent legislation and new regulations will greatly affect our compensation practices going forward. The Company discusses these in the Compensation Discussion and Analysis Section under the captions, "Effect of the Emergency Economic Stabilization Act of 2008," "Effect of Treasury Department Guidelines Announced February 4, 2009," "Effect of the America Reinvestment and Recovery Act of 2009" and "Effect of June 15, 2009 Interim Final Rule" which appear at pages 12 through 14 of this Proxy Statement. These statutes and rules apply to us because the Company sold preferred stock to the United States Treasury in the first quarter of 2009 under its Capital Purchase Program. The Company believes that that we will fully comply with all applicable requirements of these statutes and rules as soon as the details of such requirements are known by us.

   No cash bonus was paid to our CEO or any of our other SEOs for 2009, 2008 or 2007 except for the payment of a cash bonus in 2009, 2008 and 2007 to one SEO based on the Company's Point of Sale revenue which has actually been paid to and received by the Company.

   Currently, each of the Company's SEOs annual compensation is less than $500,000. The Company instituted a freeze of salary increases for all SEOs in 2009 and will reevaluate in the second half of 2010.

   We use stock options and restricted stock instead as long-term incentives because we wanted to enhance the alignment between shareholder interest and executive compensation. There were no grants of stock or options to our CEO or any of our other SEOs in 2009, 2008 or 2007.

   As evidence of the greater alignment with shareholders' interest mentioned above, the value of the incentive stock options previously granted to our SEOs has declined as our stock price declined.

   Under the ARRA, your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

   A majority of the votes cast at the annual meeting is required for approval of this proposal. Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 3.

   The Board of Directors unanimously recommends a vote "FOR" the approval of the compensation of the Company's executives as described in the Summary Compensation Table as well as in the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2010 Annual Meeting of Shareholders.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

   Proposals of shareholders to be presented at the 2011 Annual Meeting of the Company's shareholders must be received at the Company's principal offices prior to November 26, 2010 in order to be included in the proxy statement for the 2011 Annual Meeting. In order to curtail controversy as to compliance with this requirement, shareholders are urged to submit proposals to the Secretary of the Company by Certified Mail – Return Receipt Requested.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

   The SEC has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This is known as "householding."

   If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Shareholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the household materials for our annual meetings, or any other shareholders' meeting, a separate proxy card for each registered shareholder who shares your last name and lives at your home address.

   If you do not wish to participate in the householding program, please contact our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449 to "opt-out" or revoke your consent. If you "opt-out" or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Company's proxy statement, annual report and other future shareholder mailings.

   Most banks and brokers are delivering only one copy of the annual report and proxy statement to consenting street-name stockholders (you own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. Those street-name shareholders who wish to receive separate copies may do so by contacting their bank or broker or other holder of record.

To View the Annual Report and Proxy Materials Online go to: http://www.carrolltonbank.com.

OTHER MATTERS

   The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the 2010 Annual Meeting of Shareholders, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company.

ANNUAL MEETING OF SHAREHOLDERS OF CARROLLTON BANCORP May 11, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.carrolltonbank.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Robert J. Aumiller Charles E. Moore, Jr. John Paul Rogers W. Charles Rogers, III 2. Ratification of Rowles & Company, LLP: Ratification of the appointment of Rowles & Company, LLP, the Independent Registered Public Accounting Firm, to audit the financial statements of Carrollton Bancorp for 2010. 3. To consider and approve the following advisory (non-binding) proposal: RESOLVED: that the shareholders of the Company approve the compensation of the Company's executives as described in the Summary Compensation Table as well as the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2010 Annual Meeting of Shareholders. 4. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Please detach along perforated line and mail in the envelope provided. 20430030000000001000 4 051110 MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING.

0 14475 CARROLLTON BANCORP PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARROLLTON BANCORP The undersigned shareholder(s) of Carrollton Bancorp, a Maryland corporation (the "Company"), hereby appoints David P. Hessler, Bonnie L. Phipps and Francis X. Ryan, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of the Company to be held at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland on May 11, 2010, at 10:00 a.m., prevailing local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, each dated March 26, 2010 and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)